Exhibit 21
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     List of Subsidiaries as at December 31, 2001.
     ---------------------------------------------

I.T. Technology Pty Ltd 100% Owned

Bickhams Media, Inc. 100% Owned

Stampville.com, Inc 50.1%  Owned

VideoDome.com Networks, Inc 50% Owned by Bickhams Media, Inc.